        Exhibit 4.2
Amended and Restated
Discretionary Line of Credit Note
(Daily SOFR)
$______________        ______________, 20__
FOR VALUE RECEIVED, THE PROGRESSIVE CORPORATION (the “Borrower”), with an address at 6300 Wilson Mills Rd., Mayfield Village, OH 44143, United States of America, promises to pay to PNC BANK, NATIONAL ASSOCIATION (the “Bank”) or its registered assigns, in lawful money of the United States of America in immediately available funds at its offices located at 1900 East Ninth Street, Cleveland, Ohio 44114, or at such other location as the Bank may designate from time to time, the principal sum of ______________DOLLARS ($______________) (the “Facility”) or, if less, the outstanding principal amount of advances made hereunder to or for the benefit of the Borrower, together with interest accruing on the outstanding principal balance from the date hereof, as provided below.
1.Rate of Interest. Each advance outstanding under this Note will bear interest at a rate per annum which is equal to the sum of (A) Daily SOFR (as defined below) plus (B) an unadjusted spread of          basis points (        %) plus (C) a SOFR adjustment of ten basis points (0.10%). Interest will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the Maximum Rate.
2.Certain Definitions. If the following terms are used in this Note, such terms shall have the meanings set forth below:
“Alternate Rate” means the Base Rate.
“Base Rate” means the higher of (A) the Prime Rate, and (B) the sum of the Overnight Bank Funding Rate plus fifty (50) basis points (0.50%); provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. If and when the Base Rate as determined above changes, the rate of interest with respect to any amounts hereunder to which the Base Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.
“Business Day” means any day other than (A) a Saturday or Sunday or (B) a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination involving SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Daily 1M SOFR” means, for any day, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for such day for a one-month period, as published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage; provided that if Daily 1M SOFR, determined as provided above, would be less than the Floor, then Daily 1M SOFR shall be deemed to be the Floor. The rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Borrower.
“Daily SOFR” means Daily 1M SOFR.
“Default Rate” means the rate per annum equal to the lesser of (A) the sum of 2% plus the interest rate otherwise in effect from time to time under this Note and (B) the Maximum Rate.
“Floor” means a rate of interest per annum equal to zero basis points (0.00%).
“Maximum Rate” means the maximum rate of interest allowed by applicable law.
“NYFRB” means the Federal Reserve Bank of New York.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
“Prime Rate” means the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“U.S. Government Securities Business Day” means any day except for (A) a Saturday or Sunday or (B) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
3.Discretionary Advances. THIS IS NOT A COMMITTED LINE OF CREDIT AND ADVANCES UNDER THIS NOTE, IF ANY, SHALL BE MADE BY THE BANK IN ITS SOLE DISCRETION. NOTHING CONTAINED IN THIS NOTE OR ANY OTHER LOAN DOCUMENTS SHALL DE CONSTRUED TO OBLIGATE THE BANK TO MAKE ANY ADVANCES. THE BANK SHALL HAVE THE RIGHT TO REFUSE TO MAKE ANY ADVANCES AT ANY TIME WITHOUT PRIOR NOTICE TO THE BORROWER.
The Borrower may request advances, repay and request additional advances hereunder, subject to the terms and conditions of this Note and the Loan Documents (as defined herein). In no event shall the aggregate unpaid principal amount of advances under this Note exceed the face amount of this Note.
4.Advance Procedures. A request for advance made by telephone or electronic mail shall be binding upon Borrower and must be promptly confirmed in writing by such method as the Bank may require. The Borrower authorizes the Bank to accept telephonic, e-mail, automated and electronic requests for advances, and the Bank shall be entitled to rely upon the authority of any person providing such instructions. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, and reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) which may arise or be created by the acceptance of such telephonic, e-mail, automated and electronic requests or by the making of such advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, the interest rate and interest period applicable thereto, as well as the date and amount of each payment made by the Borrower. Advances hereunder shall be in an aggregate amount that is an integral multiple of $1,000,000.00 and not less than $5,000,000.00.
5.Payment Terms. The principal amount of each advance shall be due and payable on the earlier of (a) the date which is thirty (30) calendar days after the date of the advance and (b) the Expiration Date (as defined in the Loan Documents). Interest shall be due and payable monthly in arrears on the first day of each month.
If any payment under this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. Payments received will be applied to charges, fees and expenses (including reasonable attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

6.Conforming Changes; Benchmark Replacement Provisions. The Bank shall have the right to make any technical, administrative or operational changes from time to time that the Bank decides may be appropriate to reflect the adoption and implementation of SOFR or any other Benchmark (as defined below) or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice or in such other manner as the Bank decides is reasonably necessary. Notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such technical, administrative or operational changes will become effective without any further action or consent of the Borrower. The Bank shall provide to the Borrower a copy of any such amendment reasonably promptly after such amendment becomes effective.
If the applicable rate under this Note is based on a Benchmark and the Bank determines (which determination shall be final and conclusive) that (A) such Benchmark cannot be determined pursuant to its definition other than as a result of a Benchmark Transition Event (as defined below), or (B) any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impracticable for the Bank to make or maintain or fund loans based on that Benchmark, then the Bank shall give notice thereof to the Borrower. Thereafter, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist, the interest rate on all amounts outstanding under this Note shall be the Alternate Rate.
Notwithstanding anything to the contrary herein or in any other Loan Document, if the Bank determines (which determination shall be final and conclusive) that a Benchmark Transition Event has occurred with respect to a Benchmark, the Bank, in consultation with the Borrower, may amend this Note to replace such Benchmark with a Benchmark Replacement (as defined below); and any such amendment shall be in writing, shall specify the date that the Benchmark Replacement is effective and will not require any further action or consent of the Borrower. Until the Benchmark Replacement is effective, amounts bearing interest with reference to a Benchmark will continue to bear interest with reference to such Benchmark as long as such Benchmark is available, and otherwise such amounts automatically will bear interest at the Alternate Rate.
For purposes of this Section, the following terms have the meanings set forth below:
“Benchmark” means, at any time, any interest rate index then used in the determination of an interest rate under the terms of this Note. Once a Benchmark Replacement becomes effective under this Note, it is a Benchmark. The initial Benchmark under this Note is Daily SOFR.
“Benchmark Replacement” means, for any Benchmark, the sum of (a) an alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case that has been selected by the Bank, in consultation with the Borrower, as the replacement for such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the official sector or any official sector-sponsored committee or working group, for U.S. dollar-denominated credit facilities at such time; provided that, if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Note and the other Loan Documents.
“Benchmark Transition Event” means a public statement or publication by or on behalf of the administrator of a Benchmark, the regulatory supervisor of such administrator, the Board of Governors of the Federal Reserve System, NYFRB, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that at the time of such statement or publication there is no successor administrator that will continue to provide such Benchmark or (b) such Benchmark is or will no longer be representative.
7.Default Rate. Upon maturity and, at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, each advance outstanding under this Note shall bear interest at the Default Rate. The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. The Default Rate is imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but is in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any reasonable fees and expenses of any agents or attorneys which the Bank may employ.
8.Prepayment. The Borrower shall have the right to prepay any advance hereunder at any time and from time to time, in whole or in part without premium or penalty; provided that each prepayment shall be in an aggregate amount that is an integral multiple of $1,000,000.00 and not less than $5,000,000.00, or, in each case, if less, the entire principal amount then outstanding. Notwithstanding anything herein to the contrary, so long as no Event of Default shall have occurred and be continuing, any such prepayments of principal shall be applied as directed by the Borrower.
9.Increased Costs; Yield Protection. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred, any losses suffered or payments made by the Bank as a result of any Change in Law (hereinafter defined), imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Facility. “Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

10.Other Loan Documents. This Note is issued pursuant to the confirmation letter between the Bank and the Borrower, dated on or before the date hereof, and the other agreements and documents executed and/or delivered in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the “Loan Documents”).
11.Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note: (i) the nonpayment of (A) any principal under this Note when due; or (B) any interest or other obligations under this Note when due and such failure to pay (in the case of such interest or obligations other than principal) shall continue unremedied for a period of three (3) Business Days; (ii) Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) notice to the Borrower from the Bank and (y) an executive officer of the Borrower becoming aware of such default; (iii) the filing by or against the Borrower of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against the Borrower, such proceeding is not dismissed or stayed within 60 days of the commencement thereof); (iv) any assignment by the Borrower for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against a substantial part of the property of the Borrower (and, in the case of any such proceeding instituted against the Borrower, such proceeding is not dismissed or stayed within 60 days of the commencement thereof); (v) a default with respect to any other indebtedness of the Borrower for borrowed money in an aggregate amount in excess of $100,000,000, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the entry of one or more final judgments against the Borrower in an aggregate amount in excess of $100,000,000.00 (to the extent not covered by insurance as to which the relevant insurance company has not disputed coverage) and the failure of the Borrower to discharge, vacate, bond or stay pending appeal such judgment or judgments within a period of thirty (30) days of the entry thereof; (vii) the Borrower ceases doing business as a going concern; or (viii) any representation or warranty made by the Borrower to the Bank in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made.
Upon the occurrence and during the continuation of an Event of Default: (a) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (b) if any other Event of Default shall occur and be continuing, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (c) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default and during the continuation thereof; and (d) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law.
12.Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without demand, to set off and apply against the Borrower’s obligations to the Bank under this

Note all deposits of the Borrower (general or special, time or demand, provisional or final, in whatever currency) at any time held by the Bank or any direct or indirect subsidiary of The PNC Financial Services Group, Inc. (collectively, the “PNC Group”) and any other obligations (in whatever currency) at any time owing by the Bank or any member of the PNC Group to or for the credit or the account of the Borrower, excluding however, all IRA, Keogh, custodial and trust accounts. The Bank agrees to notify the Borrower promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
13.Anti-Money Laundering/International Trade Law Compliance. The Borrower represents, warrants and covenants to the Bank, as of the date hereof, the date of each advance of proceeds under the Facility, the date of any renewal, extension or modification of the Facility, and at all times until the Facility has been terminated and all amounts thereunder have been paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person; (b) the proceeds of the Facility will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Jurisdiction or Sanctioned Person; (c) the funds used to repay the Facility are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by any applicable Anti-Terrorism Laws. The Borrower covenants and agrees that it shall promptly notify the Bank in writing upon the occurrence of a Reportable Compliance Event.
As used herein: “Anti-Terrorism Laws” means any laws of the United States relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means the U.S. Treasury Department/Office of Foreign Assets Control; “Covered Entity” means the Borrower and its subsidiaries, and solely to the extent of the Borrower’s knowledge, their executive officers, directors and brokers or other agents of the Borrower acting in any capacity in connection with the Facility; “Reportable Compliance Event” means (1) any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained in connection with any Anti-Terrorism Law; or (2) any Covered Entity engages in a transaction that, to the knowledge of an executive officer of the Borrower, has caused or may cause the Bank to be in violation of any Anti-Terrorism Laws, including in any event a Covered Entity’s use of any proceeds of the Facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or, to its knowledge, indirectly, a Sanctioned Jurisdiction or Sanctioned Person; “Sanctioned Jurisdiction” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited or sanctioned person or entity, under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
14.Indemnity. The Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including all reasonable fees and charges of internal or external counsel with whom any Indemnified Party may consult and all reasonable expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any advance hereunder and the assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.
15.Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, postage prepaid, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Bank and, in the case of an amendment or modification, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. The Borrower agrees to pay on demand, to the extent permitted by law, all reasonable and documented out-of-pocket costs and expenses incurred by the Bank in the enforcement of its rights in this Note, including without limitation reasonable fees and expenses of the Bank’s counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect. The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Bank’s written consent, and the Bank at any time may assign this Note in whole or in part to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., but to no other party without the Borrower’s written consent.

16.Governing Law and Venue. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located (the “State”). THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE BORROWER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE EXCLUDING ITS CONFLICT OF LAWS RULES, INCLUDING WITHOUT LIMITATION THE ELECTRONIC TRANSACTIONS ACT (OR EQUIVALENT) IN EFFECT IN THE STATE (OR, TO THE EXTENT CONTROLLING, THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING WITHOUT LIMITATION THE ELECTRONIC SIGNATURES IN GLOBAL AND NATIONAL COMMERCE ACT). The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.
17.Commercial Purpose. The Borrower represents that the indebtedness evidenced by this Note is being incurred by the Borrower solely for the purpose of acquiring or carrying on a business, professional or commercial activity, and not for personal, family or household purposes.
18.USA Patriot Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when the Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the Bank to identify the Borrower, such as organizational documents. For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.
19.Counterparts; Electronic Signatures and Records. This Note and any other Loan Document may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Notwithstanding any other provision herein, the Borrower agrees that this Note, the Loan Documents, any amendments thereto, and any other information, notice, signature card, agreement or authorization related thereto (each, a “Communication”) may, at the Bank’s option, be in the form of an electronic record. Any Communication may, at the Bank’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.
20.Amendment and Restatement. This Note amends and restates, and is in substitution for, that certain Discretionary Line of Credit Note in the original principal amount of

$250,000,000 payable to the order of the Bank and dated April 28, 2017 (the “Existing Note”). However, without duplication, this Note shall in no way extinguish, cancel or satisfy Borrower’s unconditional obligation to repay all indebtedness evidenced by the Existing Note or constitute a novation of the Existing Note. Notwithstanding anything to the contrary herein, if any amount outstanding as of the date hereof under the Existing Note bears interest based on a rate that is reset at the end of a specified interest period, and such interest period commenced prior to the date hereof, such amount shall continue to bear interest based on such rate, and the terms of the Existing Note applicable to amounts bearing interest based on such rate shall continue to apply to such amount, until the end of the then-current interest period, after which the interest rate (and related provisions) as stated in this Note shall apply. For the avoidance of doubt, as of the date hereof, there are no outstanding advances under the Existing Note.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

21.WAIVER OF JURY TRIAL. THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS THE BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
The Borrower acknowledges that it has read and understands all the provisions of this Note, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.
IN WITNESS WHEREOF, the Borrower caused this Note to be duly executed by its authorized officer as of the day and year first above written.

THE PROGRESSIVE CORPORATION By: Print Name: Title: